Exhibit 99.1

CORPORATE PARTICIPANTS

Bill Walljasper

Casey’s General Stores - CFO

CONFERENCE CALL PARTICIPANTS

Alex Bisson

FTN Midwest - Analyst

Ben Brownlow

Morgan Keegan - Analyst

Anthony Lebiedzinski

Sidoti & Co. - Analyst

Karen Short

Friedman, Billings, Ramsey - Analyst

Stephen O’Brien

Wellington Management - Analyst

Adam Sindler

Deutsche Bank - Analyst

Karen Howland

Lehman Brothers - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the fourth-quarter 2008 Casey’s General Stores earnings conference call. At this time all participants are on a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference call is being recorded for replay purposes. I will now turn the call over to Mr. Bill Walljasper, Chief Financial Officer. Please proceed.

Bill Walljasper - Casey’s General Stores - CFO

Thank you. Good morning, and thank you for joining us to discuss Casey’s results for the fiscal year ended April 30th. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer, is also here. I hope all of you have already seen the press release. If you haven’t, please let me know and I’ll make sure a copy is forwarded to you.

Before I begin, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2007 annual report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future result expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise.

I’ll take a few minutes to summarize the quarter and then open for questions. As most of you have seen, our earnings per share from continuing operations in the fourth quarter were $0.28 compared to $0.36 a year ago. As some of you may recall, the Company benefited in the fourth quarter last year when the Iowa cigarette tax went into effect. This onetime benefit amounted to $4.8 million or about $0.06 on earnings.

Earnings from continuing operations for fiscal 2008 were $1.68 per share compared to $1.26 a year ago. The primary reason for the earnings increase was due to a higher than normal gasoline margin and solid improvement inside the store.

We experienced a higher than normal gasoline margin in the fourth quarter due to a more responsive retail price environment related to rising wholesale costs to achieve a gas margin of $0.126 per gallon. This enabled us to obtain an annual margin of $0.139 per gallon which is well above our annual goal of $0.107 and significantly above last year’s margin of $0.104 per gallon.

Over the course of the year and in the fourth quarter, we saw gasoline demand drop due to higher retail prices throughout our market area. The average retail price of gasoline for the quarter was $3.12 compared to $2.44 last year. For the fiscal year the average retail price was $2.93 per gallon compared to $2.41. Total gallons sold in the fourth quarter were down 1.8% to 290.8 million while annual gallons sold were up slightly to 1.2 billion. Same-store gallons for the quarter were down 2.5% and for the year down 2%.

Due to the higher gasoline margin, gross profit rose 36% in the year to nearly $168.9 million. The gasoline category is off to a good start in fiscal 2009 with same-store gallons sold up 1.2% in May with an average margin above our 2009 annual goal. The average retail price this May was $3.65 per gallon compared to $3.10 in May a year ago.

Despite unfavorable weather and a more challenging economic environment, sales continue to be solid inside our stores. In the Grocery & Other Merchandise category total sales were up 4% to $218 million in the fourth quarter. Same-store sales rose 3.6% with an average margin of nearly 33.2%. Excluding the onetime benefit that occurred in the fourth quarter last year the margin was up nearly 50 basis points.

The growth in this category in fiscal 2008 was related to continued efficiency in category management, increased sales and higher margin items primarily in the beverage area, and stronger cigarette margins in part to a more favorable pack contribution. For the year total sales were up 10.5% to $942.7 million, and gross profit grew nearly 12% to $311.9 million. On an adjusted basis the average margin in fiscal 2008 was up about 90 basis points to 33.1%. Same-store sales continued to be strong in May, up 3.4%.

The Prepared Food & Fountain category continues to perform exceptionally well. Total sales in the fourth quarter were up 12.1% to $73.6 million while same-store sales for the quarter were up 11.2% with an average margin of 60.9%, down about 70 basis points from the fourth quarter a year ago. This is primarily due to be higher cost of cheese. Total sales for the year were up nearly 12.8% to $301.6 million with an average margin above goal at 62.3%. The lift in the sales in this category is mainly due to the continued popularity of our prepared food offerings and strategic price increases.

The Prepared Food category is off to an excellent start in fiscal 2008 with same-store sales in May up 15%. May same-store sales continue to benefit from price increases taken in fiscal 2008, as well as a recent price increase that we took effective May 1st in response to rising commodity costs. We are optimistic this category will have another solid year in fiscal 2009.

With operating expenses our goal is to hold a percentage increase to no less than the percentage increase in gross profit. Gross profit for the year was up 17.6% while operating expenses were up 15.6%. Of this increase approximately 4% was related to a rise in credit card fees as customers utilize credit cards to purchase more expensive gasoline. Approximately 3% was due to increased bonuses related to the Company’s performance, and another 2% was related to the combination of increased insurance claims and higher fuel expense to operate our vehicles. Operating expenses for the fourth quarter were up 9.9%.

On the income statement total revenue for the year was up almost 20% to $4.8 billion, driven by higher retail gasoline prices and strong sales in the categories I mentioned previously. You may have noticed a change in income statement with respect to franchise revenue. Due to the fact that franchise revenue is a nominal amount on the income statement in relationship to the $4.8 billion in sales, it was combined into the total revenue line. The number of basic shares outstanding in the quarter was 50,681,011, and the diluted share count was 50,858,757.

Our balance sheet continues to be strong. At April 30th cash and cash equivalents were at $154.5 million. Long-term debt net of current maturities decreased to $181.4 million and will continue to decrease as we pay down debt. At the end of the year our average long-term debt to average total capital ratio was about 27%, and shareholders equity rose to $647.5 million.

On the cash-flow statement we generated $175.6 million in cash flow from operations, up from $111.3 million. At the end of the year capital expenditures were approximately $89.3 million compared to $154.4 million a year ago. We expect capital expenditures to increase in fiscal ‘09 as we increase our store growth.

This quarter we did not open any new store constructions and completed six acquisitions. The acquisition environment has been slowed by higher than normal gas margins in the Midwest, and we believe this robust environment has led to a disconnect between buyers and seller expectations. Our store count at the end of this quarter was 1,454 corporate locations and 14 franchise locations. That completes my review of the quarter. We’ll now take your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). [Andrew Docomo, Factset]. [Alex Bisson, FTN Midwest].

Alex Bisson - FTN Midwest - Analyst

Congrats on the quarter. I guess a couple of questions here on your in-store sales. I guess specifically the grocery category. One, you’re looking for a little bit higher sales growth with the 7% comp, so I’m curious what gives you confidence that you’ll see an acceleration there? And then secondly on the margin, you had a pretty strong margin in the quarter. I was curious if you could give a little more color on what got you to the stronger margin and what gives you confidence that you’re going to see that stronger margin going forward?

Bill Walljasper - Casey’s General Stores - CFO

Okay, Alex, we’ll try to piece those questions together here, and if I fail to remember one of the questions, please remind me. But first of all, I believe your first question had to do with a goal for next year of 7% on a same-store basis. That’s actually a very aggressive goal. Actually that’s slightly down from where we finished this fiscal year. But we believe we can continue the strong performance in the Grocery & General Merchandise category a number of ways.

First of all, we continue to see the popularity of some of the higher margin items that I discussed in my opening comments, and we do not see that slowing. And those comments would be reflected towards energy drinks, sports drinks, bottled water, some of the flavored juices. They continue in popularity, and they do carry a higher margin than normal, which is why we have a slightly higher goal in the grocery and general merchandise category for our margin.

But also, there are some other categories that are performing exceptionally well for us. Chewing tobacco, for instance, has gained a tremendous amount of popularity over the years and continues to gain traction. As that continues to unfold, we believe that’s going to add incrementally to the same-store sales for next year. So that combined with continued efficiencies from the point-of-sale we think that we’re going to be able to achieve those goals.

We’re off to a little bit slower start with May same-store sales up only 3.4%. But we’ve had some challenging weather and I would say it’s a challenging economic environment here in the Midwest. I don’t know if you’re aware, but certainly — currently right now over half of the counties in the state of Iowa are declared emergency counties right now due to the flooding that we’re experiencing.

And it’s not just in the state of Iowa, it’s in other states that we operate, in the states of Missouri and Illinois, Indiana. So that combined with a cooler than normal spring, which I believe held back some of the same-store sales, we believe that we’re going to have a better comparison in that regard and we’re optimistic.

I think the second part of your question had to do with the strong movement in the margin in Grocery & General Merchandise this fiscal year. And it kind of ties back to my comments there, Alex, in that we did see a substantial sales increase with respect to some higher margin items, some of those that I mentioned previously. We did have a nice Q1 and Q2 from a weather perspective, so we sold quite a bit of sports drinks, bottled water, ice and the popularity of energy drinks continued throughout the year.

So all of those carry higher margins, significantly above the category as a whole, and that’s helping lift the category. But I also mentioned the pack, the carton distribution with respect to cigarettes. Right now we’re about 67% pack compared to about 62% a year ago. And that’s certainly going to help drive the margin, as well. Packs carry a significantly higher margin than cartons.

Alex Bisson - FTN Midwest - Analyst

Thank you very much.

Operator

Ben Brownlow, Casey’s General Stores (sic).

Ben Brownlow - Morgan Keegan - Analyst

That would be with Morgan Keegan. Congratulations, guys. A question on the store openings. What gives you confidence in the openings there, and can you talk about the split between — what do you expect from acquisitions and the new ground outbuildings?

Bill Walljasper - Casey’s General Stores - CFO

You bet. You can see that, and probably picked up on it, we changed the goal with respect to store growth. Instead of actually dissecting between new store constructions and acquisitions we articulated a percentage growth. The reason we did that is we want to be opportunistic with respect to the opportunities that present themselves with respect to new store constructions and acquisitions.

I can tell you going forward probably expect somewhere in the neighborhood of 20 to 25 new store constructions in fiscal 2009 and the fill in above and beyond that is going to be the acquisitions. We’re real excited about the new store design that we talked about briefly in the last conference call. We are beginning to roll that new store design out, but also some of the concepts with that new store design we’re folding into some remodels and the replacement aspect of our business, as well.

There still is a disconnect because, as a mentioned in the 8-K, our margin is above the goal in May and continues that way in June thus far. And we still believe that there is a disconnect in the expectations of the seller with respect to what we’re trying to pay for those. And I don’t want to be on a conference call a year from now trying to explain a purchase as to why we paid a premium and it didn’t work out. So we think that robust environment for margin will start to taper off, perhaps. And I think that activity will start to pick up. But that’s kind of a breakdown.

Ben Brownlow - Morgan Keegan - Analyst

Okay. And on the new store build, I assume that’s going to be back half weighted. Are there any metrics that you can give on those new stores in terms of productivity?

Bill Walljasper - Casey’s General Stores - CFO

Well, with the new store design it will be a little more challenging, Ben. The information I would be able to give you would be only on historical store design. We believe the new store design will ramp up a little bit quicker than our previous store. But some of our older stores, to give you an idea, will take somewhere about three to four years to fully get to maturation. At that point you’ll probably see a double digit after-tax cash flow.

We believe the new store design will accelerated a little bit quicker than that. To answer your question or comment about — of those 20 to 25 new stores, where they will fall in with respect to the fiscal year, more of them will be generated to the back half than the front half. But certainly we have a number of those under construction currently and we’ll open those up in the first quarter. But a little bit more weighted to the back half than the first half.

Ben Brownlow - Morgan Keegan - Analyst

Okay. And what — on the Prepared Food & Fountain, what are your assumed cheese prices in there?

Bill Walljasper - Casey’s General Stores - CFO

Well, right now we’re not seeing any movement in cheese in our favor. It’s still on a spot basis in that $1.90 to $2.00 per pound range. So we’re anticipating that will continue throughout the year. But perhaps that might — it’s a fluctuating commodity, obviously — it may go up, it may go down. But that’s kind of a ballpark for you.

Ben Brownlow - Morgan Keegan - Analyst

Okay. And then last question, on the [DAX] inventory management, could you just give an update on there and how that’s helping?

Bill Walljasper - Casey’s General Stores - CFO

Well, obviously that’s something that we’ve been rolling out for a little while here, and it continues to help us in inventory management with respect to assisting the store managers and how they order. For us what it does, it enables us to just add another tool to the store manager to be able to manage their location to fit the customer demand.

So at the end of the day we’re having less outs and being a little bit more efficient with respect to inventory management. So that’s where it’s helping us out at, more on the same-store sales. We still think we’ll gain some traction on that.

Ben Brownlow - Morgan Keegan - Analyst

Great. Thank you.

Operator

Anthony Lebiedzinski, Sidoti & Co.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

I had a couple of questions here. I don’t know if you guys can quantify, but some of the retailers out there have been talking about how the rebate checks have helped their recent sales. So you guys have an estimate as to how much of a benefit you saw in May because of the rebate checks?

Bill Walljasper - Casey’s General Stores - CFO

That’s a tough one to quantify, Anthony. Intuitively I think you could say that anytime our customer or anybody’s customer within their industry has more discretionary income in their pocket, that’s a good thing. However, I would hesitate to say that it had any significant impact at this point because there have been some pressures prior to that — that rebate check just simply may have gone to pay off some prior debt that the consumer may have had. So it’s really — it would be very difficult for me to say it had an impact or it didn’t have one.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay. As far as the same-store sales goals that you put out there for fiscal ‘09, how much inflation impact have you assumed into those numbers?

Bill Walljasper - Casey’s General Stores - CFO

There’s going to be probably somewhere in the neighborhood of at least 2% to 3% inflationary component. We believe with the rising commodity costs that I touched on briefly in the narrative there that we are going to have an opportunity to, and probably have to raise some prices within our store, not only the Prepared Food category like I mentioned, but also in the Grocery & General Merchandise.

I can tell you in the Prepared Food category, that 15% same-store number in May, of that probably about 8% to 10% was due to price increases. We will cycle the series of price increases in July — starting in July. We’ll cycle one in July, we’ll cycle one in September, and then again we’ll cycle one in December and then back again in May, we’ll cycle the one we recently took.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay, and you’re also assuming about I think 2 to 3 percentage points of inflation for Grocery?

Bill Walljasper - Casey’s General Stores - CFO

Yes.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay. Now as far as the growth plan to expand the store base by 4%, how much CapEx do you think that’s going to require?

Bill Walljasper - Casey’s General Stores - CFO

Well, the K will come out later this month, and there will be an articulation of CapEx. But to kind of give you a ballpark figure, to kind of get you through until that time, if we do a 4% unit growth, that’s roughly just a little bit under 60 locations. And if you take a look at the division of stores that I mentioned, the 20 to 25 new store constructions and the remainder being acquisitions, the new store design is going to be a little more expensive than an existing store, probably in the neighborhood of $1.4 million to $1.5 million. So you can take that and multiply it by your 25 stores to get kind of a rough estimate on new stores.

On the acquisition side we’re still averaging about $1.2 million, about a $1.25 million ,right in that as an all-in cost for an acquisition. That includes the CapEx to rebrand it. So that should get you that piece of the pie. Transportation and information systems have been trending somewhere in the $5 million to $6 million on an annual basis. Then you have replacements. More than likely we’ll probably replace somewhere 20, 25 stores. Those roughly average about $1 million to replace depending if it’s the same site or if it’s a new site replacement.

And then the remaining part of that is going to be generated towards store maintenance and remodeling, and that’s been tracking somewhere in that $30 million to $40 million range. But we’ll have a little more detail when the 10-K comes out and the annual report comes out. I hope that helps.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Yes, that certainly helps.

Bill Walljasper - Casey’s General Stores - CFO

It’s going to be above the $89 million CapEx for fiscal 2008.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Right. Now in fiscal ‘08 can you give us a sense of how much your credit card fees increased and what was the utilization rates from your customers?

Bill Walljasper - Casey’s General Stores - CFO

Sure. First of all, I’ll take the utilization, Anthony. Utilization, of that $4.8 billion in sales that I mentioned, about 49% of that was purchased with credit cards.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

How does that compare to the prior year?

Bill Walljasper - Casey’s General Stores - CFO

42%.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay, so —

Bill Walljasper - Casey’s General Stores - CFO

Now from a growth standpoint credit card fees in the year were up about 30%. Credit card fees in the fourth quarter were up just slightly over 26%. I think that’s probably more the function you’re comparing against — the retail comparison is getting a little bit better. On a base dollar amount, credit card fee dollars on the year were roughly about $46 million.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay. And also, unlike prior years you guys didn’t give a target for your operating expenses. Perhaps maybe you could just shed some light as to how do you view growth in operating expenses? Last year they were up about 16%. I know you quantified some of that to be because of the credit card fees and bonus accruals and so on, but how should we think about the expected increase in operating expenses for fiscal ‘09?

Bill Walljasper - Casey’s General Stores - CFO

Great question. First of all, before I tackle that part, I want to make sure that everyone understands — not having a goal in operating expense certainly does not mean that we’re not going to focus on operating expenses. We will continue to have a paragraph dedicated to operating expenses in every press release. But we’ll inform the investment community of what components are moving in that category.

The reason that we did not have a goal — the same goal I should say in operating expenses this year that we had last year is if you look at our 13.9% gasoline margin it’s certainly generating in part a record gross profit contribution. Knowing that it will be very challenging to sustain a 13.9% gas margin into next year, having a similar goal not only would be very challenging, it may not been very meaningful to the investment community because of that.

We didn’t find that there was a commonality of operating expense goals in our industry. To look at it on a basis of revenue as a percentage of revenue would be misleading because of the retail price of gas. If you look at it on a same-store basis, again that’s misleading as a company as a whole because there are other expenses that go into that would not be accounted for.

So having said that, I’ll shift over to the second part of that question, and that would be how should you look at it going forward in fiscal 2009? And I’ll break some of the component down for you and it should give you an idea and I’ll stop short of giving you any guidance necessarily. But first of all, I do not believe it’s going to be anywhere near the 15.6% increase that we experienced in fiscal 2008.

When you start breaking down some of the components you first start with wages, that’s the lion’s share of operating expenses representing about 50% to 60% of the overall operating expense line. We had some things in fiscal 2008 that I wouldn’t say they were unusual, but on a comparative basis might be a little bit unusual. You mentioned bonus accruals, Anthony. Certainly because of the record year we paid out more bonuses to the store operations personnel, which they are certainly deserving of that, but also bonus accruals to executive management and middle management here at the home office increased.

We are comparing against — fiscal 2007 to a number of zero with respect to bonus accrual, so the comparatives seem to be quite high. Next year, as you know, earnings consensus is down across the board. So having said that, intuitively you can expect store operations, bonuses to be less than in ‘09 than they were in fiscal 2008. Also from a bonus accrual standpoint we will be comparing against a bonus that was paid in fiscal ‘08 whereas ‘08 and ‘07 you were comparing against a zero in ‘07.

Also, we did have some impact of some initiatives that we took in fiscal 2008 that we probably won’t have to the same level in ‘09. For instance, we implemented a second assistant manager in late fiscal ‘07, but more of it came in fiscal ‘08 in an effort to better serve and cut down on the store manager turnover. Our store manager turnover has dropped about 20% in the fiscal year in part because of that.

The other thing that we did in some stores, we wanted to make sure we were meeting the demand of our customers. So we actually extended the kitchen hours in roughly half of our locations over the course of the fiscal year. I think you can see the results of that come through in the Prepared Food category. So having said that, those are things that won’t be as impactful in ‘09 that were in ‘08.

So going to the credit card fees, I don’t know where the retail price of gasoline will go, Anthony, but if it goes higher than the $3.65 in May, you should expect probably somewhere in the neighborhood of a 25% to 30% increase in credit card fees next year. I gave you to base dollar number. However, we are off a little bit in May, and we’ll — excuse me, in the quarter — and we’ll continue to report on that.

From an insurance standpoint, we had some unusual insurance activity in fiscal 2008 that we’ll be comparing this against. First of all, if you recall in the first quarter operating expenses were up significantly last year. That in large part had to do with an excessive amount of high dollar claims that ran through health insurance. Normally we see about five — about half a dozen or so large dollar claims in a year. We saw about 16 of those that ran through the first quarter alone. I can’t guarantee that’s not going to happen in fiscal 2009, but certainly we have a much favorable comparison.

Also, I mentioned in the last conference call that unusual tanker accident where it cost us about $0.01 on earnings. Not that we don’t have tanker accidents, not that we won’t have those necessarily in fiscal ‘09, but to the severity of that one would be unusual. So we are from a standpoint of a comparative basis sitting pretty good. But also we have initiatives in place and a strong emphasis on controlling budgeted hours going forward in fiscal 2009. So I’m optimistic in the operating expense line. I know that’s a long answer, but I felt it was necessary to try to give you some color.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

That definitely helps. My last question is also — just curious as to how much were your diesel costs up for your transportation that I think flows through the OpEx line?

Bill Walljasper - Casey’s General Stores - CFO

For the year or for the quarter?

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Both if you’ve got those.

Bill Walljasper - Casey’s General Stores - CFO

For the quarter they were up about $1 million. For the year they were up about $2.5 million. You probably have an idea what the diesel cost is. Now we’re going to start comparing against some of that higher diesel. But you might want to try to contemplate roughly $0.75 million to a $1 million increase every quarter. It’s not unrealistic. Now that could change, obviously, if the cost structure changes over the course of the fiscal year.

Anthony Lebiedzinski - Sidoti & Co. - Analyst

Okay. Thanks a lot.

Operator

Karen Short, Friedman, Billings, Ramsey.

Karen Short - Friedman, Billings, Ramsey - Analyst

Great quarter. Just a couple housekeeping questions. On your tax rate, can you give us some sense of where you think it will be in ‘09 and I guess what contributed to the lower rate this quarter?

Bill Walljasper - Casey’s General Stores - CFO

Sure. Going forward I would anticipate somewhere between 36.5% and 37% is a good number to use.

Karen Short - Friedman, Billings, Ramsey - Analyst

Okay, and what was going on this quarter?

Bill Walljasper - Casey’s General Stores - CFO

In the fourth quarter there were a couple small items that added that probably brought it down a little bit. First of all, in the fourth quarter we always have the tax return true up from the estimate to the actual. That happened to be a little bit of a positive adjustment for us.

And then also, you may recall last year we actually — there was a staff accounting bulletin, staff accounting bulletin 1-08 that came out that enabled companies basically to clean up some hanging items and run them through retained earnings. A portion of that was misallocated retained earnings last year and actually was — been ramped through the tax revision this year. So those were really the two main things that came through in the fourth quarter.

Karen Short - Friedman, Billings, Ramsey - Analyst

Okay. And then just on operating expenses in the fourth quarter, I know you’ve given some guidance going forward, so thanks for that. I’m wondering what drove the fourth-quarter lower rate of increase because you obviously had a decent fourth quarter. So I would have assumed bonuses would still have been high. But it still seemed quite a bit lower.

Bill Walljasper - Casey’s General Stores - CFO

Well, actually because of the first three quarters of our business, we were almost fully accrued for our bonuses through the nine months. So we didn’t have hardly any bonus accrual coming into the fourth quarter that would have been done in the prior quarter. So that’s creating a little bit of noise there on the wage side. But also we did have in the fourth quarter last year — we changed our vacation policy last year so in the fourth quarter vacation payable, which runs through the wage line, was up a little higher.

If you remember, the fourth quarter last year was up I believe a little over 17% in OpEx. But to kind of give you just a little bit more of a flavor, in the fourth quarter OpEx was up about $10.5 million. Credit card fees, I mentioned in the last question, were up about 26%, 27% which is roughly about $2.5 million. Wages were up about 7.2%, certainly off from what they’ve been trending. And I think that will continue to be solid for us.

Insurance was actually down slightly. As I’ve been talking about some unusual insurance activity, we just didn’t have that in the fourth quarter. And with respect to utilities, I know that was an issue in the third quarter. Utilities were flat. For the year they were up almost 10%, but that’s due to the inclement weather we had in the winter months. And if fuel expense, as I mentioned, was up about $1 million.

Karen Short - Friedman, Billings, Ramsey - Analyst

Okay. And then can you elaborate on what price increases you passed on May 1?

Bill Walljasper - Casey’s General Stores - CFO

Most of it was in the pizza. We see the whole pies and that increase represented roughly about 4%. But as I mentioned, that 15% same-store number in May, when you couple that new increase with prior increases that we haven’t cycled, it’s about 8%, 10%. And obviously, once we cycle that one in July and then September the price increase effect will be less.

Karen Short - Friedman, Billings, Ramsey - Analyst

And so what’s a whole pie going for now?

Bill Walljasper - Casey’s General Stores - CFO

$12.99 for a large single topping.

Karen Short - Friedman, Billings, Ramsey - Analyst

And are you seeing any impact — I mean, you’re obviously not seeing the impact on traffic given the comp.

Bill Walljasper - Casey’s General Stores - CFO

No, our same-store customer count continues to be positive. It’s an area, though, Karen, that we’re going to watch closely because we did take a series of price increases last year in the Prepared Food category and specifically with the whole pie. And here we are again roughly a year letter taking another increase as these commodity cost pressures continue to be a challenge.

One thing that we are concerned and are watching is making sure that we don’t offend our customers and our unit count continues to be positive. That’s part of the reason when you look at our goal in the Prepared Food category from same-store sales at 6.8. Part of the reason we had such a strong same-store sale number in fiscal 2008 was due to price increases. We’re just not sure that we can continue to do that without offending our customer. So we’ll be cautious in that area.

Karen Short - Friedman, Billings, Ramsey - Analyst

Okay. And then I guess just the last question, on gas margins in general, I think you’ve said in the past that basically the higher gas margins are a function of maybe your competition just being less aggressive on price to improve their margins or make up higher credit card fees. But obviously for the last several months it’s hurt your comps. I guess what do you think the psychology is now, and why wouldn’t you think that your gas margins would be higher going forward than the $0.108?

Bill Walljasper - Casey’s General Stores - CFO

Well, I’ll answer the question and then follow-up on your latter question of $0.108 and the sustainability of that — or a higher level of sustainability, as you indicated. I’ll tell you what, when I talked in the opening comments about a more responsive retail environment, it’s really two sided.

Obviously, as you’re aware, Karen, the wholesale costs have risen over the fourth quarter. What we are seeing — and typically in an environment like that there is a stickiness at the retail to move with it and our margins do come under pressure. But what we are seeing is a very fast response rate to the rising wholesale cost environment. Part of the reason is some of those swings can be very, very quick — or very large, I should say.

But on the other side of the fence, we have seen drops in the wholesale throughout the quarter, albeit for a short period of time. But during that time we are seeing a little more stickiness at the retail level to come down with that. So in other words, if you see a $0.10 or $0.15 drop in the wholesale, you’re not seeing the retails come down but maybe a couple pennies because they know in today’s environment that wholesale could swing right back the other direction. So that’s the type of environment that we’re seeing right now.

Now shifting over to your second question is can we sustain a higher level or a higher margin than $0.108 in fiscal 2009. Certainly we’re off to a pretty good start in May and the first part of July, as I indicated. The answer to that would be very possibly we could have a higher gasoline margin than $0.108. We’re just not at this point willing to come out to say that because we certainly would hate to have an investor invest in our Company based on a comment that we really don’t have a lot of data to back that. So as we get further in the year as these margins continue to sustain that at a higher level, you may hear us talk about a higher level potential for the remaining part of the fiscal year.

Karen Short - Friedman, Billings, Ramsey - Analyst

But you’re still seeing the ethanol — you’re still seeing E-10 being arbitraged away, right? The savings are being passed on entirely?

Bill Walljasper - Casey’s General Stores - CFO

For the most part that has been. But we are certainly seeing a benefit from the E-10 product here in the state of Iowa. There’s still about a $0.13 spread on retail between the E-10 and the clear product. What that is doing, especially at the retail levels that we’re seeing, it is driving people to purchase the lower-cost product, i.e. E-10. Therefore, our tax credits in the state of Iowa are higher than what they normally have been. That’s about $0.005 right there just because of the ethanol tax rate in the state of Iowa.

Karen Short - Friedman, Billings, Ramsey - Analyst

It’s a blended companywide $0.005 or just Iowa $0.005?

Bill Walljasper - Casey’s General Stores - CFO

That’s blended companywide.

Karen Short - Friedman, Billings, Ramsey - Analyst

Okay.

Bill Walljasper - Casey’s General Stores - CFO

That’s the impact that it’s having on the overall margin in the Company.

Karen Short - Friedman, Billings, Ramsey - Analyst

Okay, great. Thanks very much.

Operator

Stephen O’Brien, Wellington Management.

Stephen O’Brien - Wellington Management - Analyst

A couple of questions. First is, what were your cheese costs in the fourth quarter?

Bill Walljasper - Casey’s General Stores - CFO

The fourth quarter they were roughly about $2.00 a pound. That’s what it’s been tracking at on average through the fourth quarter.

Stephen O’Brien - Wellington Management - Analyst

And then on the gasoline margin, I guess I’m wondering why wouldn’t it be higher going forward because, as I understand it, the credit card fees are based on price, so you and your competitors each have to pay more per gallon in credit card fees. And it would seem that to keep the profitability the same the gross margin has to improve somewhat. So if we’re at $3.50 to $4.00 a gallon versus $2.00 a gallon a couple years ago, the credit card fee goes up on a per gallon basis, so shouldn’t the gross margin?

Bill Walljasper - Casey’s General Stores - CFO

You’re talking cents per gallon or the gross per —?

Stephen O’Brien - Wellington Management - Analyst

Cents per gallon.

Bill Walljasper - Casey’s General Stores - CFO

To answer your question, I think there is certainly a distinct possibility that the gas margin will be able to sustain at a higher level. We’re just not willing to come out to say that. And there are really two components that, when you talk about credit card fees, that, as you know, runs through our operating expense and isn’t an offset to our margin. But certainly there are two components.

One is you’re obviously applying the interchange fee to a higher retail, but also the utilization of credit cards has climbed dramatically. As I mentioned previously, 49% of all our sales are credit card sales. Five years ago — well, last year it was 42%, five years ago it was 22%. That is a very impactful number.

So I think your thought process is excellent in the fact that given the fact of credit card fees rising, given the fact that commodity pressures are affecting not just Prepared Food areas, but the Grocery & General Merchandise area of our competition, there is a distinct possibility they’re going to offset that in a low hanging fruit and that’s going to be on the gasoline side.

Stephen O’Brien - Wellington Management - Analyst

I was just thinking that — I know your credit card fees are on the operating expense, that’s why I was — you kind of think about an operating income then per gallon and people are trying to stabilize that. If the credit card fees are going up because of price only it would seem like your margin of cents per gallon would have to offset that.

Bill Walljasper - Casey’s General Stores - CFO

Yes, if that were the case, that would be down the line. But keep in mind utilization is also going up, and that’s a strong component of what’s driving some of those increased fees. So it’s not just the higher retail.

Stephen O’Brien - Wellington Management - Analyst

I understand that.

Bill Walljasper - Casey’s General Stores - CFO

Okay.

Stephen O’Brien - Wellington Management - Analyst

Thanks a lot.

Operator

(OPERATOR INSTRUCTIONS). Adam Sindler, Deutsche Bank.

Adam Sindler - Deutsche Bank - Analyst

I was wondering, real quickly, if we could talk about your comments on gas margins and the impact on acquisitions.

Bill Walljasper - Casey’s General Stores - CFO

Sure.

Adam Sindler - Deutsche Bank - Analyst

When you look at past environments where you’ve seen margins spike for one reason or another, clearly that’s been the case over time, have you done a study to sort of see or are you aware of how long it takes them to come back to earth on expectations once margins start to move closer back to the norm sort of so you can look at them as maybe a pipeline of what the acquisition environment is going to look like going forward?

Bill Walljasper - Casey’s General Stores - CFO

I see where you’re going with that question, and the answer would be, no, we have not because there are so many other components that would drive a potential seller to sell their business, not just increase cash flow or decrease cash flow from the gas margin movement. There are other things that would come into play, so it would be difficult to articulate that.

But to kind of give you a little bit of color on — we do think that there is some disconnect with seller expectations and what we’re willing to pay in large part has to do with an increased cash flow of these potential targets, specifically related to a higher gas margin environment.

Now at some point that will stabilize either at the levels that we’re talking about now or come down to a more normalized level. And I think you’re going to see a little bit more robust environment from an acquisition activity. We have looked at a lot of stores. And to my knowledge, outside of one small chain in Michigan that we looked at, we have not been outbid on any acquisitions.

Adam Sindler - Deutsche Bank - Analyst

That’s interesting. And then I guess another thing, sort of more big picture is do you see any credence to the fact that maybe the margins have been above average for a little bit now, could be due in part to the fact that the actual explosion in corn-based products in the U.S. in general is benefiting people in your region? Obviously the (inaudible) down because there are always people — there’s just a certain segment of the population that’s going to look for the lowest price, but do you think that could help the sustainability of margins going forward?

Bill Walljasper - Casey’s General Stores - CFO

I’m not sure that will have a significant impact on the sustainability of the margin. I think the sustainability of the margin is going to be focused more along the impact of the environment as a whole to our competition. And there’s a lot of things that go into that. One component would be a more challenging gasoline environment to manage would be one of those factors; increasing credit card fees eating into their bottom line that’s already very thin. Their inability or ability to pass on some of those pressures, not only from the credit card fee pressure, but also the commodity costs.

Because commodities, they’re still hitting every aspect of our business. It’s not just the cheese cost. Anything with wheat, anything petroleum-based, corn, meat, all of those products are up substantially. And if you look about at the components like candy has corn — anything with corn syrup, all of those products have those things in it and we are seeing those cost pressures.

And for us, we have the ability to pass those on, not only in the Grocery & General Merchandise category, but also in the Prepared Food category. And you’re well aware of our gas pricing philosophy, that we will price with the competition. So we are reaping the benefit of some of that effort by our peers.

Adam Sindler - Deutsche Bank - Analyst

Very good. Thanks, I appreciate it.

Operator

Karen Howland, Lehman Brothers.

Karen Howland - Lehman Brothers - Analyst

I was wondering if you could actually give an update on the acquisition strategy or your new store opening strategy given the higher margins that you guys have experienced, obviously last year and then thus far at the beginning of this year. When do you kind of decide that, okay, this is just the gas margin that we’re going to be able to generate, so we now have to up our prices? Or prices are going to stay — expectations for prices are going to stay inflated so we have to grow more organically. Can you talk a little bit about how those decisions are made?

Bill Walljasper - Casey’s General Stores - CFO

That’s an excellent question, by the way, Karen. Because right now I can tell you that our acquisition strategy with respect to — from the financial component side of it has not changed. And we are still looking to purchase — to make those accretive acquisitions. And so far all of ours have been accretive. And the reason that we’re cautious in that regard is because we certainly do not want to evaluate a potential target based on an unsustainable gas margin, and then a year or two years from now that margin activity drops several cents and when we purchased it based on, perhaps, a margin significantly higher than that.

But your point is an excellent point. At some point there will have to be a decision made — is a higher level margin more sustainable now than it has been in prior years? And the answer might be yes. And if that’s the case, then we will adjust our financial modeling accordingly. But certainly don’t want to jump into it and have egg on our face a year from now in that regard.

But as you may recall from the last conference call and some of our press releases, we do have new leadership in the acquisition area. Sam Billmeyer, one of our senior vice presidents, he’s been a 16-year veteran, excellent individual, very analytical, he is going to take that in the right direction. And we’re very optimistic going forward in the store development area.

Karen Howland - Lehman Brothers - Analyst

And do you think you — is it maintained for the rest of the year at these higher gas margins, do you think you’d switch more towards more aggressively opening locations, or continue to grow organically at that 2% range and then wait for the acquisition environment to get better?

Bill Walljasper - Casey’s General Stores - CFO

I think a lot — not a lot, but at least in part some of that we’ll do — as we start to open our new store design we will be watching that very closely and certainly point-of-sale helps us to evaluate that on a much quicker basis than we have in the past. And if we see that the new store designs are getting the returns that we think they’re going to get, you may see some of acceleration in organic growth.

But again, it’s going to be opportunistic because when we identify a community that certainly fits our profile, the A corner may be empty, so there’s an opportunity to build even though there are other convenience stores in that community. So we are going to try to take a look at the community as a whole and what will serve that community the best and drive the highest return to the shareholder by way of either acquisition or new store construction.

Karen Howland - Lehman Brothers - Analyst

And when do you expect the first of the new store formats to open?

Bill Walljasper - Casey’s General Stores - CFO

They will open here in the first quarter. The first one will be actually in Illinois that we’ll open.

Karen Howland - Lehman Brothers - Analyst

Great. And switching over to the prepared — (inaudible) to the Grocery category. And we’ve been hearing anecdotally in the marketplace various publications from the NACS about how promotional people have to be to get people into their grocery to buy the grocery channel. I was wondering if you all are being more promotional on that or if just given your recognition with pizza and other Prepared Foods you’re not needing to be any more promotional there.

Bill Walljasper - Casey’s General Stores - CFO

I don’t think we’re necessarily any more promotional in the Grocery & General Merchandise category. But we do have one component that’s a little bit different than some of our peers, and that would be that we do have a very strong, very well-known brand recognition in our pizza and Prepared Food area. That is a destination item that draws customers to our store.

So then we take advantage of that fact along with our other destination items to do some cross promotional activity at the point-of-sale to drive some of the Grocery items that I think you’re alluding to. So it’s been very successful, point-of-sale has been certainly instrumental in helping us make some of those cross promotional activities.

Karen Howland - Lehman Brothers - Analyst

And within the Grocery & General Merchandise, are there any categories that you’ve seen that have been particularly impacted by a weakened consumer?

Bill Walljasper - Casey’s General Stores - CFO

I wouldn’t necessarily say a weakened consumer, probably more related to adverse weather comparisons. For instance, sports drinks are driven by more hot temperatures. And so far, at least in the fourth quarter and in May, sports drinks are off of what we normally would see during that time period because of the cooler temperatures. Things like that we would see more on a seasonal basis.

But to kind of give you color as to what’s moving in the Grocery & General Merchandise category, energy drinks continue its strong performance. I think as we head into Q1 and Q2 sports drinks will start to ramp up back up to a more normalized level, same with bottled water and ice. Chewing tobacco continues its strong performance. Lottery just continues to baffle me and continues its strong performance.

So — the other area that we’re seeing a lot of traction in right now is what I’ll call craft beers, some people call them micro brewed beers, some super premium beers — whatever you call them, those have gained in popularity in the industry and we’re starting to see some benefit of some shelf space allocation we’ve given to those products.

Karen Howland - Lehman Brothers - Analyst

And so it sounds like you haven’t seen any sort of slowdown in what would be considered kind of the more discretionary type purchases?

Bill Walljasper - Casey’s General Stores - CFO

No, I would say that I’ve not seen that yet. I think any slowdown we might have experienced is more weather-related than anything.

Karen Howland - Lehman Brothers - Analyst

Great. Thanks very much.

Operator

There are no more questions at this time.

Bill Walljasper - Casey’s General Stores - CFO

I’d like to thank everybody for joining us on the conference call this morning, and have a good day and a good weekend. Take care.

Operator

Thank you for your participation in today’s call. This concludes the presentation, and you may now disconnect. Have a wonderful day.